Exhibit (j)(27)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No.600 to the Registration Statement on Form N-1A of Northern Lights Fund Trust II with respect to the PeakShares RMR Prime Equity ETF, a series of shares of Northern Lights Fund Trust II..

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

November 26, 2025